Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in the Registration Statement on Form F-3 and related Prospectus of Ctrip.com International, Ltd. dated December 9, 2015 and to the incorporation by reference therein of our report dated April 29, 2015, with respect to the consolidated financial statements of Qunar Cayman Islands Limited as of December 31, 2013 and 2014, and for each of the three years in the period ended December 31, 2014.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

December 9, 2015